Advanced Series Trust
For the period ended 6/30/07
File number 811-5186

                           SUB-ITEM 77D
            Policies with Respect to Security Investment


                        AMERICAN SKANDIA TRUST
   Supplement dated March 12, 2007 to Prospectus dated May 1,
2006

 This Supplement sets forth certain changes to the Prospectus, dated May 1, 2006, of American Skandia Trust (the Trust) with respect to the indicated Portfolios of the Trust. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Trust's Prospectus. The Portfolios discussed in this Supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Trust's Prospectus and should be retained for future reference.

I.  Name Change for the Trust
Effective as of May 1, 2007, the name of the Trust will be changed from American Skandia Trust to "Advanced Series Trust." The investment objectives, policies, restrictions, net asset values per share, service providers, and fiscal years for the Portfolios of the Trust will not change as a result of this name change.

II.  Administrative Transfer of Subadvisory Agreements
The Board of Trustees of the Trust (the Board) recently approved the transfer of the subadvisory agreements with Deutsche Asset Management,Inc. (Deutsche) to Deutsche Investment Management Americas, Inc. (DIMA) for AST DeAM Small-Cap Value Portfolio, AST DeAM Small-Cap Growth Portfolio, and AST DeAM Large-Cap Value Portfolio, effective as of January 1, 2007. Deutsche and DIMA are both affiliates of the same parent company. The transfer of the subadvisory agreements from Deutsche to DIMA for these Portfolios is administrative in nature and was requested by Deutsche as part of an internal reorganization of its business structure. There will be no change in the nature or quality of the subadvisory services provided to these Portfolios or in the portfolio managers responsible for the day-to-day management of these Portfolios.

III.  Changes in Subadvisory Arrangements
The Board also recently approved changes in the subadvisory arrangements for two Portfolios as discussed below. Because these changes will not become effective until on or about May 1, 2007, more detailed information concerning these changes will be available in the Trust's updated Prospectus, which will be issued on or about that date.

A.            AST DeAM Small-Cap Growth Portfolio
Neuberger Berman Management, Inc. will replace DIMA as the sole subadviser to the AST DeAM Small-Cap Growth Portfolio and the name of the Portfolio will change to the AST Neuberger Berman Small-Cap Growth Portfolio.

B.            AST Federated Aggressive Growth Portfolio
Federated MDTA LLC (Federated MDTA) will join Federated Equity
Management
Company of Pennsylvania (Federated) as the subadvisers for the AST Federated Aggressive Growth Portfolio. It is expected that Federated MDTA will be responsible for managing approximately 30% of the Portfolio's assets and Federated will responsible for managing the remainder of the Portfolio's assets. The division of the Portfolio's assets and daily cash inflows and outflows between the subadvisers will be determined by the Investment Managers. The Investment Managers may change the allocation of assets between the subadvisers, transfer assets between the subadvisers, or change the allocation of cash inflows or outflows between the subadvisers for any reason and at any time without notice.

IV.  Investment Policy Changes
The Board also recently approved investment policy changes for the Portfolios referenced below. Such changes will become effective on or about May 1, 2007.

A.            AST Advanced Strategies Portfolio
The Board adopted a non-fundamental investment policy that expressly prohibits the Portfolio from: (i) acquiring more than 3% of the voting securities of another mutual fund, including exchange-traded funds (ETFs); (ii) investing more than 5% of its total assets in any one mutual fund, including ETFs; or (iii) investing more than 10% of its total assets in other mutual funds, including ETFs. Since the Portfolio's investments in mutual funds and ETFs were already subject to these limitations on an informal basis, the adoption of this non-fundamental investment policy is not expected to result in material changes to the Portfolio's investment strategy or operations.

B.            AST International Value Portfolio
The geographic focus for the AST International Value Portfolio will be expanded as described below. Instead of investing primarily in issuers located in developed countries that are represented in the MSCI EAFE Index, the Portfolio will invest at least 65% of its net assets in the equity securities of foreign companies in at least three different countries. The Portfolio will continue to have a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in equity securities.



 Current Geographic Focus

The Portfolio pursues its investment objective, under normal market conditions, by investing primarily in issuers located in developed countries outside the United States that are represented in the MSCI EAFE Index. The MSCI EAFE Index tracks stocks in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Revised Geographic Focus

To achieve the Portfolio's investment objective, the Portfolio will invest at least 65% of its net assets in the equity securities of foreign companies in at least three different countries, without limit as to the amount of Portfolio assets that may be invested in any single country.A company is considered to be a foreign company if it satisfies at least one of the following criteria:
     its securities are traded principally on stock exchanges in one or more foreign countries;

     it derives 50% or more of its total revenue from goods produced, sales made or services performed in one or more foreign countries;

     it maintains 50% or more of its assets in one or more foreign countries;

     it is organized under the laws of a foreign country; or

     its principal executive office is located in a foreign country.

The Portfolio may invest anywhere in the world, including North America, Western Europe, the United Kingdom and the Pacific Basin. The companies in which the Portfolio invests may be of any size.

The primary risks associated with these changes are the risks of loss from: (i) increased investments in emerging markets securities and (ii) increased geographic concentration. Foreign investing involves special risks - including currency risk and the possibility of substantial volatility due to adverse political, economic, financial or other developments. Foreign securities may also be less liquid and harder to value than U.S. securities. These risks are greater for investments in the emerging markets in which the Portfolio may invest. In addition, because the Portfolio may invest a large portion of its assets in a single country or region of the world pursuant to the revised investment policies, the Portfolio's investments can be geographically concentrated. This can result in more pronounced risks based upon economic conditions that affect a single country or region more or less than other countries or regions.

C.	    AST PIMCO Limited Maturity Bond Portfolio, AST PIMCO Total
Return Bond Portfolio, AST High Yield Portfolio, and AST Advanced
Strategies Portfolio

Pacific Investment Management Company LLC (PIMCO) serves as a subadviser for all or a portion of the assets of the above-referenced Portfolios. With respect to these assets, PIMCO currently hedges at least 75% of each Portfolio's exposure to foreign currencies to reduce currency risk. The Board approved a revised investment policy that would permit each Portfolio to have foreign currency exposure not exceeding 20% of the total assets directly managed by PIMCO. In addition, with respect to futures contracts, each Portfolio currently covers any open positions by segregating or earmarking liquid assets in an amount equal to a specified percentage of the market value of the futures contract. However, with respect to money market futures contracts, (which are cash settled contracts and are marked to market on a daily basis), the revised investment policy will permit each Portfolio to segregate or earmark liquid assets in an amount equal to the Portfolio's daily marked to market (net) obligation, if any, (or in other words the Portfolio's daily net liability, if any). These changes may result in increased currency risk, foreign markets risk, and derivatives risk for the Portfolios.

V.  Addition of Secondary Performance Benchmarks
The Board approved the addition of secondary performance benchmarks for the
Portfolios listed below. The Portfolios' current broad-based securities market indexes, primary custom blended indexes, and new secondary custom blended indexes are listed below.

The following information will be given in the following order:
Portfolio Name
Broad-Based Securities Market Index
Primary Custom Blended Index
Secondary Custom Blended Index

AST Balanced Asset Allocation Portfolio
S&P 500 Index
Russell 3000 Index: 52%
MSCI EAFE Index: 13%
Lehman Bros Aggregate Bond Index: 35%
S&P 500 Index: 65%
Lehman Bros Aggregate Bond Index: 35%

AST Capital Growth Asset Allocation Portfolio
S&P 500 Index
Russell 3000 Index: 64%
MSCI EAFE Index: 16%
Lehman Bros Aggregate Bond Index: 20%
S&P 500 Index: 80%
Lehman Bros Aggregate Bond Index: 20%

AST Conservative Asset Allocation Portfolio
S&P 500 Index
Russell 3000 Index: 44%
MSCI EAFE Index: 11%
Lehman Bros Aggregate Bond Index: 45%
S&P 500 Index: 55%
Lehman Bros Aggregate Bond Index: 45%

AST Preservation Asset Allocation Portfolio
S&P 500 Index
Russell 3000 Index: 28%
MSCI EAFE Index: 7%
Lehman Bros Aggregate Bond Index: 65%
S&P 500 Index: 35%
Lehman Bros Aggregate Bond Index: 65%

AST Advanced Strategies Portfolio
S&P 500 Index
MSCO World Index: 50%
Lehman Bros Aggregate Bond Index: 15%
JP Morgan Government Bond Non - US (US$Hedged): 10%
JP Morgan EMBI Global Index (US$): 5%
Lehman Bros US TIPS Index: 10%
Russell 3000 Index: 10%
S&P 500 Index: 70%
Lehman Bros Aggregate Bond Index: 30%

AST First Trust Balanced Target Portfolio
S&P 500 Index
Russell 3000 Index: 45%
MSCI EAFE Index: 20%
Lehman Bros U.S. Corp Inv Grade Index: 35%
S&P 500 Index: 65%
Lehman Bros Aggregate Bond Index: 35%

AST First Trust Capital Appreciation Target Portfolio
S&P 500 Index
Russell 3000 Index: 55%
MSCI EAFE Index: 25%
Lehman Bros U.S. Corp
Inv Grade Index: 20%
S&P 500 Index: 80%
Lehman Bros Aggregate Bond Index: 20%